Filed Pursuant to Rule 433
Registration Nos. 333-135867, 333-135867-03 and 333-135867-11
Equity First Protection First OFFERING SUMMARY (Related to the Prospectus and Pricing Supplement, Subject to Completion, Dated July 30, 2008) Safety First Trust Series 2008-3 Safety Firstsm Investments Principal-Protected Trust Certificates Linked to the Global Index Basket Due , 2013 Safety First Trust Series 2008-3, the issuer, and the guarantors, Citigroup Funding Inc. and Citigroup Inc., have filed registration statements (including prospectuses) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectuses in those registration statements (File Nos. 333-135867 and 333-132370) and the other documents Safety First Trust Series 2008-1, Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Safety First Trust Series 2008-3, Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-877-858-5407. Investment Products Not FDIC Insured May Lose Value No Bank Guarantee July 30, 2008

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Overview of the Trust Certificates
Types of Investors
Commissions and Fees
Preliminary Terms
Key Benefits
Key Risks
Certain U.S. Federal Income Tax Considerations
The Global Index Basket
Hypothetical Maturity Payment Examples
ERISA and IRA Purchase Considerations
Additional Considerations

Principal-Protected
Trust Certificates

Linked to the Global Index
Basket due          , 2013

This offering summary represents a summary of the terms and conditions of the Certificates. We encourage you to read the preliminary prospectus and pricing supplement related to this offering. Capitalized terms used in this summary are defined in “Preliminary Terms” on page 4 of this offering summary.

Overview of the Trust Certificates
The Principal-Protected Trust Certificates Linked to the Global Index Basket due          , 2013 are equity index-linked preferred securities issued by Safety First Trust Series 2008-3 that will mature on          , 2013. Some key characteristics of the Certificates include:

£	Principal Protection Like a Fixed-Income Investment. Similar to a fixed-income investment, an investor’s initial investment is 100% principal protected if the investor either (i) holds the Certificates to maturity or (ii) exercises its Exchange Right and holds both the Securities and the Warrants until maturity. Because neither the Securities nor the Warrants are principal protected if held individually, if an investor exercises its Exchange Right and holds only the Securities or only the Warrants, the investor will lose the benefit of principal protection at maturity and could receive substantially less than the amount of its initial investment.

£	No Periodic Payments. The Certificates do not offer current income, which means that investors do not receive any periodic interest or other periodic payments on the Certificates. Instead of a periodic fixed or floating rate of interest, return on the Certificates is paid at maturity and is based upon the appreciation, if any, of the value of the Global Index Basket, subject to a Participation Rate of 80% to 90% (to be determined on the Pricing Date). In addition, you will not receive any dividend payments or other distributions, if any, on the stocks included in the indices that comprise the Global Index Basket.

£	Limited Equity Index-Linked Participation. If you hold the Certificates to maturity, you will be entitled to receive (i) $10 (your initial investment), plus (ii) the Supplemental Distribution Amount, which may be positive or zero, based on the percentage change of the value of the Global Index Basket, and on the Participation Rate.

£	Citigroup Inc. Guarantee of Trust Assets. The payments under the Certificates will be made to the extent that Citigroup Funding Inc. makes payments under the Securities and Warrants, the assets of the Trust. Any payment obligations of Citigroup Funding under the Securities and Warrants are guaranteed by its parent company Citigroup Inc.

£	No Interim Income Recognition; Generally Short-Term Capital Gain or Loss. U.S. investors who make a “mixed straddle” election should not be required to recognize income or gain until maturity or sale of the Certificates. Except for the possibility of long-term capital gain treatment if the Exchange Right described in the paragraphs below is exercised, upon maturity or sale of the Certificates, investors should recognize short-term capital gain or loss, regardless of how

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long they have held the Certificates. U.S. investors can make the mixed straddle election by complying with the identification requirements described in the preliminary prospectus and pricing supplement related to this offering and by filing IRS Form 6781 attached to it. Prospective investors should consult their tax advisors.

Beginning on the date the Certificates are issued and ending on the date that is one business day prior to the Valuation Date, you will have the right to exchange each Certificate you hold for a pro rata portion of the assets of the Trust, which consist of the Securities and Warrants issued by Citigroup Funding, upon proper notice to the trustee. You cannot recognize long-term capital gain from your investment in the Certificates unless you exercise your Exchange Right, then dispose of either the Securities or the Warrants, and then hold the remaining instrument for more than one year after that disposition.

Neither the Securities nor the Warrants are principal protected. You should be aware that if you choose to exercise your Exchange Right and hold only the Securities or only the Warrants, you will lose the benefit of principal protection at maturity and may receive substantially less than the amount of your initial investment in the Certificates.

In order to exercise your Exchange Right, your brokerage account must be approved for options trading. You should consult with your financial advisor to determine whether your brokerage account would meet the options trading requirements.

Types of Investors

The Certificates are hybrid investments that combine characteristics of equity and fixed-income instruments. They may be an appropriate investment for an investor seeking growth potential on a principal-protected basis and willing to forego current income. This type of investor may include, but is not limited to:

£	Fixed-income investors currently invested in zero coupon bonds who are seeking an opportunity to earn potentially higher equity index-linked returns.

£	Conservative equity investors who wish to participate in the upside potential of broad-based equity market indices, while limiting their exposure to the downside.

£	Investors who can hold the Certificates for approximately five years.

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Commissions and Fees

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the Certificates, will receive an underwriting fee from Citigroup Funding of $0.325 for each $10.000 Certificate sold in this offering. Certain dealers, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, will receive not more than $0.300 from this underwriting fee for each Certificate they sell. Financial Advisors employed by Smith Barney, a division of Citigroup Global Markets, will receive a fixed sales commission of $0.300 from this underwriting fee for each Certificate they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Certificates declines. You should refer to “Risk Factors” and “Underwriting” in the accompanying preliminary prospectus and pricing supplement; “Risk Factors” and “Plan of Distribution” in the accompanying medium-term notes prospectus supplement; “Risk Factors” and “Plan of Distribution” in the accompanying index warrant prospectus supplement; and “Use of Proceeds and Hedging” and “Plan of Distribution” in the accompanying prospectus related to this offering for more information.

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Preliminary Terms

Issuer:	Safety First Trust Series 2008-3 (the “Trust”).

Certificates:	Principal-Protected Trust Certificates Linked to the Global Index Basket.

Assets of the Trust:
Equity Index Participation Securities Linked to the Global Index Basket (the “Securities”) and Equity Index Warrants Linked to the Global Index Basket (the “Warrants”), both issued by Citigroup Funding.

Guarantee:
Any payments due on the Securities and Warrants are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. Citigroup Inc. and Citigroup Funding will also guarantee any payments due on the Certificates to the extent of funds available at the Trust.

Rating of the Issuer’s Obligations:	Aa3/AA- (Moody’s/S&P) based upon the Citigroup Inc. guarantee and subject to change during the term of the Certificates, the Securities and the Warrants

Principal Protection:	100% if you hold the Certificates, or both the Securities and the Warrants received upon exercise of your Exchange Right, on the Maturity Date.

Pricing Date:	August , 2008.

Issue Date:	Three business days after the Pricing Date.

Valuation Date:	Three business days before the Maturity Date.

Maturity Date:	Approximately five years after the Issue Date.

Global Index Basket:
A basket based on the values of the S&P 500® Index, the Dow Jones EURO STOXX 50® Index and the S&P BRIC 40® Index, initially weighted approximately one-third each. The percentage of the value of the Global Index Basket represented by each index will vary over the term of the Certificates.

Issue Price:	$10 per Certificate.

Coupon:	None.

Payment at Maturity on the Certificates:	For each $10 Certificate, $10 plus a Supplemental Distribution Amount, which may be positive or zero.

Supplemental Distribution Amount:	For each $10 Certificate, $10 × Basket Return × Participation Rate, provided that the Supplemental Distribution Amount will not be less than zero.

Basket Return:	Will equal the following fraction, expressed as a percentage:
Ending Value - Starting Value

Starting Value

Starting Value:	Set to 100 on the Pricing Date.

Ending Value:	The closing value of the Global Index Basket on the Valuation Date.

Participation Rate:	Approximately 80% to 90% (to be determined on the Pricing Date).

Exchange Right:
Holders of the Certificates will have the right to exchange, beginning on the Issue Date and ending on the date that is one business day prior to the Valuation Date, each Certificate for a pro rata portion of the assets of the Trust (each Certificate is exchangeable into one Security and one Warrant). On the maturity date of the Securities or exercise date of the Warrants, which will be the same date as the Maturity Date of the Certificates,

£ each Security will pay $10 plus a Security Return Amount; and

£
    each Warrant will pay zero if the basket return is positive or zero, and pay a positive amount equal to $10 × the percentage decrease represented by the basket return if the basket return is negative.

In order to exercise your Exchange Right, your brokerage account must be approved for options trading. You should consult with your financial advisor to determine whether your brokerage account would meet the options trading requirements. If you choose to exercise your Exchange Right and hold only the Securities or only the Warrants, you will lose the benefit of principal protection at maturity.

Security Return Amount:	If the Basket Return is positive, the Security Return Amount for each security will equal the product of (a) $10, (b) the percentage increase in the Global Index Basket and (c) the Participation Rate.

If the Basket Return is zero or negative, the Security Return Amount will equal the product of (a) $10 and (b) the percentage decrease in the Global Index Basket. Because an investor’s participation in the depreciation of the Global Index Basket is not limited to the Participation Rate, if the Ending Value is less than the Starting Value, the investor will participate fully in the depreciation of the Global Index Basket.

Listing:	Application will be made to list the Certificates on the American Stock Exchange under the symbol “AHB.” The Securities and the Warrants will not be listed on any exchange.

Purchase Price and	Per Certificate Total
Proceeds to Issuer:	Public Offering Price: $10.000 $
Underwriting Discount $ 0.325 $
(to be paid by Citigroup Funding and which includes the Sales Commission described below):
Proceeds to Safety First $10.000 $
Trust Series 2008-3:

Sales Commission Earned:	$0.300 per Certificate for each Certificate sold by a Smith Barney Financial Advisor.

CUSIP Number:

Calculation Agent:	Citigroup Global Markets Inc.

Institutional Trustee:	U.S. Bank National Association

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Key Benefits

£	Growth Potential. The Supplemental Distribution Amount payable at maturity is based on the Ending Value of the Global Index Basket on the Valuation Date, enabling you to participate in approximately 80% to 90% (to be determined on the Pricing Date) of the potential increase in the value of the Global Index Basket during the term of the Certificates without directly investing in the indices comprising the Global Index Basket or having to acquire each of the component stocks of the indices.

£	Capital Preservation. At maturity, unless you have exercised your Exchange Right, we will pay you at least the principal amount of the Certificates regardless of the performance of the Global Index Basket.

£	Diversification. The Certificates are linked to the Global Index Basket and may allow you to diversify an existing portfolio mix of stocks, bonds, mutual funds and cash.

£	No Interim Income Recognition. If you make the tax elections as described in detail in the preliminary prospectus and pricing supplement related to this offering, you should not be required to accrue income or to take into account any gain or loss with respect to the Certificates until maturity or disposition of the Certificates.

Key Risks

An investment in the Certificates, Securities and Warrants involves significant risks. While some of the risk considerations are summarized below, please review the “Risk Factors” section of the preliminary prospectus and pricing supplement related to this offering for a full description of risks.

£	Appreciation Will Be Limited and May Be Zero. If the Ending Value is greater than the Starting Value, your participation in the appreciation of the Global Index Basket will be limited to the Participation Rate, approximately 80% to 90% (to be determined on the Pricing Date) of the Basket Return. In addition, if the Ending Value is equal to or less than the Starting Value, the payment you receive at maturity will be limited to the amount of your initial investment in the Certificates, even if the closing value of the Global Index Basket is greater than the Starting Value at one or more times during the term of the Certificates or if the closing value of the Global Index Basket at maturity exceeds its Starting Value. Because of the possibility of limited or zero appreciation of your initial investment, the Certificates may provide less opportunity for appreciation than an investment in a similar security that would allow you to participate fully in the appreciation of the Global Index Basket or in some or all of the stocks included in the S&P 500® Index, the Dow Jones EURO STOXX 50® Index and the S&P BRIC 40® Index.

£	No Periodic Payments. You will not receive any periodic payments of interest or any other periodic payments on the Certificates. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the stocks included in the indices comprising the Global Index Basket.

£	Potential for a Lower Comparable Yield. The Certificates do not pay any periodic interest. As a result, even if the Ending Value is greater than the Starting Value, the effective yield on the Certificates may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

£	Secondary Market May Not Be Liquid. Citigroup Funding will apply to list the Certificates on the American Stock Exchange, but the secondary market may not be liquid and may not continue for the term of the Certificates. In addition, neither the Securities nor the Warrants will be listed on any exchange. Although Citigroup Global Markets intends to make a market in the Certificates, Securities and Warrants, it is not obligated to do so.

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£	Resale Value of the Certificates May Be Lower Than Your Initial Investment. Due to, among other things, changes in the price of and dividend yields on the stocks included in the indices comprising the Global Index Basket, interest rates, the earnings performance of the issuers of the stocks included in the indices, other economic conditions and Citigroup Funding and Citigroup Inc.’s perceived creditworthiness, the Certificates may trade at prices below their initial issue price of $10 per Certificate. You could receive substantially less than the amount of your initial investment if you sell your Certificates prior to maturity.

£	Fees and Conflicts. Citigroup Global Markets Inc. and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the Certificates. Further, Citigroup Funding expects to hedge its obligations under the Certificates through the trading of the stocks included in the indices comprising the Global Index Basket or other instruments, such as options, swaps or futures, based upon the Global Index Basket, the indices comprising the Global Index Basket or the stocks included in the indices by one or more of its affiliates. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Global Market’s role as the Calculation Agent for the Certificates may result in a conflict of interest.

£	The United States Federal Income Tax Consequences of the Certificates Are Uncertain. No statutory, judicial or administrative authority directly addresses the characterization of the Certificates or instruments similar to the Certificates for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Certificates or the Securities are not certain. No ruling is being requested from the Internal Revenue Service with respect to the Certificates and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain U.S. Federal Income Tax Considerations” in this offering summary or under “What Are the United States Federal Income Tax Consequences of Investing in the Certificates?” and “Certain United States Federal Income Tax Considerations” in the preliminary prospectus and pricing supplement related to this offering, and that any such guidance could have retroactive effect.

£	Citigroup Inc. Credit Risk. The Securities and Warrants are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Securities and Warrants.

£	Neither the Securities nor the Warrants are Principal Protected Individually. If you exercise your Exchange Right, you will receive a pro rata portion of the assets of the Trust, which consist of the Securities and the Warrants. In order to exercise your Exchange Right, your brokerage account must be approved for options trading. You should consult with your financial advisor to determine whether your brokerage account would meet the options trading requirements. Neither the Securities nor the Warrants are principal protected if held individually. Thus, if you choose to exercise your Exchange Right and hold only the Securities or only the Warrants, you will lose the benefit of principal protection at maturity and could receive substantially less than the amount of your initial investment. If you hold only the Securities, your investment may result in a loss if the Ending Value is less than the Starting Value. If you hold only the Warrants, the payment on the Warrants will be zero unless the Ending Value is less than the Starting Value.

£	Additional Risks Upon Exchange If You Hold Only the Securities or Only the Warrants. If you exercise your Exchange Right and hold only the Securities or only the Warrants, you will be subject to other risks in addition to the loss of principal protection at maturity. In the case of the Securities, these additional risks include that although any return on your investments will be limited to the Participation Rate, 80% to 90% (to be determined on the Pricing Date) of

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the Basket Return, your participation in the depreciation of the Global Index Basket is not similarly limited. Thus, if the Ending Value of the Global Index Basket is less than the Starting Value, you will participate fully in the depreciation of the Global Index Basket. In the case of the Warrants, these additional risks include that the Warrants may lose substantially all their value due to relatively small increases in the value of the Global Index Basket, and all their value due to an increase above the Starting Value. In addition, the Securities and the Warrants may trade at prices substantially below their initial purchase prices.

Certain U.S. Federal Income Tax Considerations
The following summarizes certain federal income tax considerations for U.S. investors that purchase the Certificates at the initial offering and hold the Certificates as capital assets. In general, a U.S. investor will be treated as owning a pro rata share of the assets of the Trust. Under the treatment that each holder will agree to with the Trust and Citigroup Funding, the Securities and the Warrants will be treated as two separate financial instruments.

A U.S. holder’s tax treatment may depend on the applicability of certain elections. The Trust will make a “mixed straddle” election on behalf of all holders of the Certificates by identifying on its records the Securities and the Warrants as a mixed straddle and by filing IRS form 6781. The Trust also will make an “identified straddle” election on behalf of all holders of the Certificates by identifying on its records each Security and each Warrant as a separate identified straddle. It is unclear, however, whether such elections made by the Trust on behalf of a holder will be effective. Therefore, it is generally advisable that U.S. investors also make a mixed straddle election and an identified straddle election by complying with the identification requirements described in the preliminary prospectus and pricing supplement and by filing IRS form 6781 (applicable to the mixed straddle election) attached thereto. Assuming that the “mixed straddle” election and the identified straddle election will apply, the Certificates will be taxed as follows:

£	A U.S. holder will not be required to accrue income or take into account gain with respect to Certificates until maturity or disposition.

£	At maturity or upon a sale of all of a U.S. holder’s Certificates, such holder will recognize net capital gain or loss equal to the difference between the amount of cash received and the amount that U.S. holder paid for the Certificates. Such capital gain or loss will be short-term gain or loss regardless of how long the U.S. holder has held the Certificates.

£	If a U.S. holder exchanges its Certificates for Securities and Warrants and disposes of one but not the other, such holder will have long-term capital gain or loss at maturity or on disposition of the Securities or the Warrants only if the U.S. holder has held the Securities or the Warrants for more than one year after the disposition of the other instrument, respectively. In order to exercise your Exchange Right, your brokerage account must be approved for options trading. You should consult with your financial advisor to determine whether your brokerage account would meet the options trading requirements. You should be aware, however, that if you hold only the Securities or only the Warrants, you will lose the benefit of principal protection at maturity. Losses realized on the disposition of the Securities or the Warrants may be required to be capitalized into the tax basis of the Warrants or the Securities (as the case may be) retained by the U.S. holder.

No statutory, judicial or administrative authority addresses the characterization of the Securities and the Warrants or similar instruments for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Certificates are not certain. The IRS and U.S. Treasury Department recently issued a Notice (the “Notice”) that requests public comments on a comprehensive list of tax policy issues raised by

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prepaid forward contracts, which include financial instruments similar to the Certificates and the Securities. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including mark-to-market methodology; a regime similar to the Contingent Payment Regulations; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as “constructive ownership” transactions discussed below. The Notice also contemplates that all (or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect. In addition, legislation recently has been introduced for consideration in the United States Congress that, if enacted into law, would require current accrual of interest income on prepaid derivative contracts with a term of more than one year (which would include financial instruments similar to the Securities and may include financial instruments similar to the Certificates) acquired after the date of the legislation’s enactment. The legislation also would implement special income accrual rules for publicly traded prepaid derivative contracts. The schedule for consideration of this legislation and the outcome of the legislative process currently is uncertain. Accordingly, a prospective investor (including a tax exempt investor) in the Certificates should consult its own tax advisor in determining the tax consequences of an investment in the Certificates.

In the case of a holder of the Certificates that is not a U.S. person, any gain realized upon the sale, maturity, exchange or other taxable disposition of the Certificates, the Securities or the Warrants generally will not be subject to U.S. income or withholding tax provided that: (i) the holder complies with applicable certification requirements (including in general the furnishing of an IRS form W-8 or substitute form), (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States, and (iii) the holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of the Citigroup Funding’s stock entitled to vote, and are not a controlled foreign corporation related, directly or indirectly, to Citigroup Funding through stock ownership.

In the Notice discussed above, the IRS and U.S. Treasury Department specifically question whether, and to what degree, payments (or deemed accruals) in respect of a prepaid forward contract should be subject to withholding. Accordingly, it is possible that future guidance could be issued as a result of the Notice requiring us to withhold on payments made to non-U.S. Holders under the Certificates or the Securities.

You should refer to the preliminary prospectus and pricing supplement related to this offering for additional information relating to U.S. federal income tax and consult your own tax advisors to determine tax consequences particular to your situation.

The Global Index Basket

General.  The Global Index Basket will be established on the Pricing Date and will be calculated by Citigroup Global Markets, as Calculation Agent. The Global Index Basket will represent the values of three equity indices from the Pricing Date through the Valuation Date: the S&P 500® Index, the Dow Jones EURO STOXX 50® Index and the S&P BRIC 40® Index. The indices track the price return of the broad equity markets in each respective geographic region.

The three indices included in the Global Index Basket will initially be weighted approximately one-third each, as set forth below, based on the value of each index on the Pricing Date, as

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determined by the calculation agent, to achieve a Starting Value of 100 for the Global Index Basket on that date:

Underlying Index	Percentage of Basket	Initial Index Value	Basket Composition Ratio

S&P 500® Index	33.4%
Dow Jones EURO STOXX 50® Index	33.3%
S&P BRIC 40® Index	33.3%

The value of the Global Index Basket on any index business day, including the Valuation Date, will equal the sum of the products of each index’s closing level and that index’s basket composition ratio.

The following graph illustrates the hypothetical historical performance of the Global Index Basket on each index business day, commencing on January 2, 2003 and ending on July 29, 2008. Each value was calculated as if the Global Index Basket had been created on January 2, 2003 with an initial value of 100. The Global Index Basket will actually be established on the Pricing Date with an initial value of 100. The hypothetical historical closing values set forth below in the graph have not been reviewed or verified by Standard & Poor’s (“S&P”), Dow Jones & Company, Inc. (“Dow Jones”), STOXX Limited (“STOXX”) or any other independent third party.

Actual historical closing values of each component index were used to calculate the hypothetical historical closing values of the Global Index Basket. However, these hypothetical historical closing values should not be taken as an indication of the actual composition of the Global Index Basket on the Pricing Date or the future performance of the Global Index Basket. Any hypothetical historical upward or downward trend in the value of the Global Index Basket during any period set forth below is not an indication that the Global Index Basket is more or less likely to increase or decrease at any time during the term of the Certificates.

The source of the data on each component index used to compute the hypothetical historical closing values of the Global Index Basket is Bloomberg.

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You should refer to the preliminary prospectus and pricing supplement related to this offering for additional information on the Global Index Basket and each component index, including its respective makeup, method of calculation and changes in its components. All such disclosures in the preliminary prospectus and pricing supplement are derived from publicly available information. None of the Trust, Citigroup Funding, Citigroup Inc., Citigroup Global Markets or any of the trustees assumes any responsibility for the accuracy or completeness of such information. You should also be aware that an investment in the Certificates does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the stocks included in the indices comprising the Global Index Basket.

License Agreements.  Citigroup Funding or its affiliates have entered into a non-exclusive license arrangement with the publisher of each index comprising the Global Index Basket, providing for the license to Citigroup Inc., Citigroup Funding and its affiliates, in exchange for a fee, of the right to use each index in connection with certain financial instruments, including the Certificates, the Securities and the Warrants. Each license agreement provides that the following language, as applicable must be stated in this offering summary.

The Certificates, the Securities and the Warrants are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Certificates, the Securities or the Warrants or any member of the public regarding the advisability of investing in securities generally or in the Certificates, the Securities or the Warrants particularly. S&P’s only relationship to Citigroup Funding and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P and of the S&P 500® Index, which is determined, composed and calculated by S&P without regard to Citigroup Funding, its affiliates or the Certificates, the Securities or the Warrants. S&P has no obligation to take the needs of Citigroup Funding, its affiliates or the holders of the Certificates, the Securities or the Warrants into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at or quantities of the Certificates, the Securities or the Warrants to be issued or in the determination or calculation of the equation by which the Certificates, the Securities or the Warrants are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Certificates, the Securities or the Warrants.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING, HOLDERS OF THE CERTIFICATES, THE SECURITIES OR THE WARRANTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND CITIGROUP FUNDING.

STOXX and Dow Jones have no relationship to Citigroup Funding, other than the licensing of the use of the Dow Jones EURO STOXX 50® Index and the related trademarks as the case may be for use in connection with the calculation of the Certificates, the Securities or the Warrants.

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STOXX and Dow Jones do not:

£	sponsor, endorse, sell or promote the Certificates, the Securities or the Warrants;

£	make investment recommendations that any person invest in the Certificates, the Securities or the Warrants or any other securities;

£	have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Certificates, the Securities or the Warrants;

£	have any responsibility or liability for the administration, management or marketing of the Certificates, the Securities or the Warrants; or

£	consider the Certificates, the Securities or the Warrants or the owner of the Certificates, the Securities or the Warrants in determining, composing or calculating the Dow Jones EURO STOXX 50® Index or have any obligation to do so.

NEITHER STOXX NOR DOW JONES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN AND NEITHER STOXX NOR DOW JONES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN, NEITHER STOXX NOR DOW JONES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING, OWNERS OF THE CERTIFICATES, THE SECURITIES OR THE WARRANTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. NEITHER DOW JONES NOR STOXX MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES OR STOXX HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The license agreement with STOXX and Dow Jones is solely for the benefit of Citigroup Funding and its affiliates, and not for the benefit of the owners of the Certificates, the Securities or the Warrants or any other third parties.

The Certificates, the Securities and the Warrants are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Certificates, the Securities or the Warrants or any member of the public regarding the advisability of investing in securities generally or in the Certificates, the Securities or the Warrants particularly. S&P’s only relationship to Citigroup Funding Inc. is the licensing of certain trademarks, trade names and service marks of S&P and of the S&P BRIC 40® Index, which is determined, composed and calculated by S&P without regard to Citigroup Funding Inc. or the Notes. S&P has no obligation to take the needs of Citigroup Funding Inc. or the holders of the Certificates, the Securities or the Warrants into consideration in determining, composing or calculating the S&P BRIC 40® Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Certificates, the Securities or the Warrants to be issued. S&P has no obligation or liability in connection with the administration, marketing or trading of the Certificates, the Securities or the Warrants.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P BRIC 40® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING, HOLDERS OF THE CERTIFICATES, THE SECURITIES OR THE WARRANTS, OR ANY OTHER PERSON OR ENTITY FROM

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THE USE OF THE S&P BRIC 40® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P BRIC 40® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND CITIGROUP FUNDING.

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Hypothetical Maturity Payment Examples

The examples of hypothetical maturity payments set forth below are intended to illustrate the effect of different Ending Values on the amount payable on the Certificates at maturity. All of the hypothetical examples are based on the following assumptions:

£ Issue Price: $10.00	£ Term of the Certificates: 5 years
£ Starting Value: 100	£ Participation Rate: 85%
£ The Certificates are held to maturity and are not exchanged for the Securities and the Warrants.

As shown by the examples below, if the Basket Return is 0% or less, you will receive an amount at maturity equal to $10.00 per Certificate, the amount of your initial investment in the Certificates. If the Basket Return is greater than 0%, you will receive an amount at maturity that is greater than your initial investment in the Certificates.

		Supplemental		Total	Annualized
		Distribution	Maturity	Return on the	Return on the
Ending Value	Basket Return	Amount(1)	Payment(2)	Certificates	Certificates(3)

30.0	−70.00%	$0.00	$10.00	0.00%	0.00%

40.0	−60.00%	$0.00	$10.00	0.00%	0.00%

50.0	−50.00%	$0.00	$10.00	0.00%	0.00%

60.0	−40.00%	$0.00	$10.00	0.00%	0.00%

70.0	−30.00%	$0.00	$10.00	0.00%	0.00%

75.0	−25.00%	$0.00	$10.00	0.00%	0.00%

80.0	−20.00%	$0.00	$10.00	0.00%	0.00%

85.0	−15.00%	$0.00	$10.00	0.00%	0.00%

90.0	−10.00%	$0.00	$10.00	0.00%	0.00%

95.0	−5.00%	$0.00	$10.00	0.00%	0.00%

97.5	−2.50%	$0.00	$10.00	0.00%	0.00%

100.0	0.00%	$0.00	$10.00	0.00%	0.00%

102.5	2.50%	$0.21	$10.21	2.13%	0.42%

105.0	5.00%	$0.43	$10.43	4.25%	0.84%

107.5	7.50%	$0.64	$10.64	6.38%	1.24%

110.0	10.00%	$0.85	$10.85	8.50%	1.64%

115.0	15.00%	$1.28	$11.28	12.75%	2.43%

120.0	20.00%	$1.70	$11.70	17.00%	3.19%

125.0	25.00%	$2.13	$12.13	21.25%	3.93%

130.0	30.00%	$2.55	$12.55	25.50%	4.65%

140.0	40.00%	$3.40	$13.40	34.00%	6.03%

150.0	50.00%	$4.25	$14.25	42.50%	7.34%

160.0	60.00%	$5.10	$15.10	51.00%	8.59%

(1)	Supplemental Distribution Amount = $10.00 × Basket Return × Participation Rate, provided that the Supplemental Distribution Amount will not be less than zero.

(2)	Maturity Payment = $10.00 + Supplemental Distribution Amount.

(3)	Compounded annually.

The examples above are for purposes of illustration only. The actual maturity payment will depend on the actual Supplemental Distribution Amount, which, in turn, will depend on the actual Ending Value and Participation Rate.

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ERISA and IRA Purchase Considerations
Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Certificates, the Securities and the Warrants as long as either (A) (1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the Certificates, the Securities or the Warrants or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the Certificates, the Securities or the Warrants or (B) its acquisition and holding of the Certificates, the Securities or the Warrants is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will NOT be permitted to purchase or hold the Certificates, the Securities or the Warrants if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Certificates, the Securities or the Warrants by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the preliminary prospectus and pricing supplement related to this offering for more information.

Additional Considerations
If the closing value of any of the indices comprising the Global Index Basket is not available on the Valuation Date, the Calculation Agent may determine the Ending Value in accordance with the procedures set forth in the preliminary prospectus and pricing supplement related to this offering. In addition, if any of the indices comprising the Global Index Basket is discontinued, the Calculation Agent may determine the Ending Value by reference to a successor index or, if no successor index is available, in accordance with the procedures last used to calculate the relevant index prior to any such discontinuance. You should refer to the sections “Description of the Certificates — Supplemental Distribution Amount” and “— Discontinuance of an Index Comprising the Global Index Basket” in the preliminary prospectus and pricing supplement for more information.

Citigroup Global Markets is an affiliate of the Trust and Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2810 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority regarding direct participation programs.

Client accounts over which Citigroup Inc. or its affiliates have investment discretion are NOT permitted to purchase the Certificates, either directly or indirectly.

“Standard & Poor’s,” “S&P,” “S&P 500,” “Standard & Poor’s 500,” “S&P BRIC 40” and “Standard & Poor’s BRIC 40” are trademarks of The McGraw-Hill Companies, Inc. “Dow Jones” is a service mark of Dow Jones & Company, Inc. (“Dow Jones”). “STOXX,” “EURO STOXX,” and “EURO STOXX 50” are trademarks and/or service marks of STOXX Limited (“STOXX”). These trademarks and service marks have been licensed for use for certain purposes by Citigroup Funding Inc. or one of its affiliates. None of the Certificates, the Securities or the Warrants have been passed on by Standard & Poor’s, the McGraw-Hill Companies, Dow Jones or STOXX. None of the Certificates, the Securities or the Warrants are sponsored, endorsed, sold or promoted by Standard & Poor’s, the McGraw-Hill Companies, Dow Jones or STOXX and none of the above makes any warranties or bears any liability with respect thereto. ©2008 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.